Exhibit 99.1
Item 1. Financial Statements
Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2009	2008
(in thousands, except number of shares)	June 30,	December 31,	June 30,

Assets
Cash and due from banks	$2,092,604	$806,693	$1,159,819
Federal funds sold and securities purchased under resale agreements	—	37,975	198,333
Interest bearing deposits in banks	383,082	292,561	313,855
Trading account securities	95,920	88,677	1,096,239
Loans held for sale	559,017	390,438	365,063
Investment securities	5,934,704	4,384,457	4,788,275
Loans and leases	38,494,889	41,092,165	41,047,140
Allowance for loan and lease losses	(917,680)	(900,227)	(679,403)

Net loans and leases	37,577,209	40,191,938	40,367,737

Bank owned life insurance	1,391,045	1,364,466	1,341,162
Premises and equipment	503,877	519,500	533,789
Goodwill	447,879	3,054,985	3,056,691
Other intangible assets	322,467	356,703	395,250
Accrued income and other assets	2,089,448	2,864,466	1,717,628

Total Assets	$51,397,252	$54,352,859	$55,333,841

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$39,165,132	$37,943,286	$38,124,426
Short-term borrowings	862,056	1,309,157	2,313,190
Federal Home Loan Bank advances	926,937	2,588,976	3,058,163
Other long-term debt	2,508,144	2,331,632	2,608,092
Subordinated notes	1,672,887	1,950,097	1,879,900
Accrued expenses and other liabilities	1,041,574	1,000,805	966,857

Total Liabilities	46,176,730	47,123,953	48,950,628

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares —
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	1,316,854	1,308,667	—
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value and liquidiation value per share of $1,000	362,507	569,000	569,000
Common stock —
Par value of $0.01 and authorized 1,000,000,000 shares	5,696	3,670	3,670
Capital surplus	6,134,590	5,322,428	5,226,326
Less treasury shares at cost	(12,223)	(15,530)	(15,224)
Accumulated other comprehensive income (loss):
Unrealized losses on investment securities	(127,124)	(207,756)	(146,307)
Unrealized gains on cash flow hedging derivatives	14,220	44,638	(50,544)
Pension and other postretirement benefit adjustments	(160,621)	(163,575)	(46,271)
Retained (deficit) earnings	(2,313,377)	367,364	842,563

Total Shareholders’ Equity	5,220,522	7,228,906	6,383,213

Total Liabilities and Shareholders’ Equity	$51,397,252	$54,352,859	$55,333,841

Common shares issued	569,646,682	366,972,250	367,019,713
Common shares outstanding	568,741,245	366,057,669	366,196,767
Preferred shares issued	1,967,071	1,967,071	569,000
Preferred shares outstanding	1,760,578	1,967,071	569,000
See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Interest and fee income
Loans and leases
Taxable	$491,082	$604,746	$988,670	$1,263,216
Tax-exempt	604	1,775	1,702	3,511
Investment securities
Taxable	60,029	54,563	115,490	108,458
Tax-exempt	1,343	7,524	6,098	14,878
Other	9,946	28,067	21,001	60,023

Total interest income	563,004	696,675	1,132,961	1,450,086

Interest expenses
Deposits	176,081	227,765	363,650	502,648
Short-term borrowings	580	11,785	1,261	30,941
Federal Home Loan Bank advances	2,714	25,925	8,948	59,645
Subordinated notes and other long-term debt	33,730	41,334	71,698	90,162

Total interest expense	213,105	306,809	445,557	683,396

Net interest income	349,899	389,866	687,404	766,690
Provision for credit losses	413,707	120,813	705,544	209,463

Net interest (loss) income after provision for credit losses	(63,808)	269,053	(18,140)	557,227

Service charges on deposit accounts	75,353	79,630	145,231	152,298
Brokerage and insurance income	32,052	35,694	72,000	72,254
Trust services	25,722	33,089	50,532	67,217
Electronic banking	24,479	23,242	46,961	43,983
Bank owned life insurance income	14,266	14,131	27,178	27,881
Automobile operating lease income	13,116	9,357	26,344	15,189
Mortgage banking income (loss)	30,827	12,502	66,245	5,439
Net (losses) gains on sales of investment securities	12,246	2,073	18,235	6,606
Impairment losses on investment securities:
Impairment losses on investment securities	(88,114)	—	(92,036)	(3,104)
Noncredit-related losses on securities not expected to be sold (recognized in other comprehensive income)	68,528	—	68,528	—

Net impairment losses on investment securities	(19,586)	—	(23,508)	(3,104)
Other income	57,470	26,712	75,829	84,419

Total non-interest income	265,945	236,430	505,047	472,182

Personnel costs	171,735	199,991	347,667	401,934
Outside data processing and other services	39,266	30,186	71,698	64,547
Net occupancy	24,430	26,971	53,618	60,214
Equipment	21,286	25,740	41,696	49,534
Amortization of intangibles	17,117	19,327	34,252	38,244
Professional services	18,789	13,752	37,042	22,842
Marketing	7,491	7,339	15,716	16,258
Automobile operating lease expense	11,400	7,200	22,331	11,706
Telecommunications	6,088	6,864	11,978	13,109
Printing and supplies	4,151	4,757	7,723	10,379
Goodwill impairment	4,231	—	2,606,944	—
Other expense	13,998	35,676	59,086	59,517

Total non-interest expense	339,982	377,803	3,309,751	748,284

(Loss) income before income taxes	(137,845)	127,680	(2,822,844)	281,125
(Benefit) provision for income taxes	(12,750)	26,328	(264,542)	52,705

Net (loss) income	$(125,095)	$101,352	$(2,558,302)	$228,420

Dividends declared on preferred shares	57,451	11,151	116,244	11,151

Net (loss) income applicable to common shares	$(182,546)	$90,201	$(2,674,546)	$217,269

Average common shares — basic	459,246	366,206	413,083	366,221
Average common shares — diluted	459,246	367,234	413,083	387,322

Per common share
Net (loss) income — basic	$(0.40)	$0.25	$(6.47)	$0.59
Net (loss) income — diluted	(0.40)	0.25	(6.47)	0.59
Cash dividends declared	0.0100	0.1325	0.0200	0.3975
See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

										Accumulated
	Preferred Stock									Other
	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Retained
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	Earnings	Total

Six Months Ended June 30, 2008:
Balance, beginning of period	—	$—	—	$—	367,001	$3,670	$5,237,783	(739)	$(14,391)	$(49,611)	$771,689	$5,949,140
Cumulative effect of change in accounting principle for fair value of assets and libilities, net of tax of ($803)											1,491	1,491
Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations, net of tax of $4,324										(3,834)	(4,195)	(8,029)
Cumulative effect of change in accounting principle for noncontrolling interests											1,950	1,950

Balance, beginning of period — as adjusted	—	—	—	—	367,001	3,670	5,237,783	(739)	(14,391)	(53,445)	770,935	5,944,552

Comprehensive Income:
Net income											228,420	228,420
Unrealized net losses on investment securities arising during the period, net of reclassification for net realized gains, net of tax of $74,479										(136,296)		(136,296)
Unrealized losses on cash flow hedging derivatives, net of tax of $29,668										(55,097)		(55,097)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($562)										1,043		1,043
Prior service costs, net of tax of ($169)										313		313
Transition obligation, net of tax of ($194)										360		360

Total comprehensive income												38,743

Issuance of preferred stock			569	569,000			(18,151)					550,849
Cash dividends declared:
Common ($0.3975 per share)											(145,485)	(145,485)
Preferred Series A ($19.597 per share)											(11,151)	(11,151)
Recognition of the fair value of share-based compensation							7,194					7,194
Other share-based compensation activity					19	—	(279)				(154)	(433)
Other							(221)	(84)	(833)		(2)	(1,056)

Balance, end of period	—	$—	569	$569,000	367,020	$3,670	$5,226,326	(823)	$(15,224)	$(243,122)	$842,563	$6,383,213

Six Months Ended June 30, 2009:
Balance, beginning of period	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$365,599	$7,227,141
Cumulative effect of change in accounting principle for noncontrolling interests											1,765	1,765

Balance, beginning of period — as adjusted	1,398	1,308,667	569	569,000	366,972	3,670	5,322,428	(915)	(15,530)	(326,693)	367,364	7,228,906

Comprehensive Income:
Net loss											(2,558,302)	(2,558,302)
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities, net of tax of $1,907										(3,541)	3,541	—
Non-credit-related impairment losses on debt securities not expected to be sold, net of tax of $23,985										(44,543)		(44,543)
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized gains, net of tax of ($69,827)										128,716		128,716
Unrealized losses on cash flow hedging derivatives, net of tax of $16,380										(30,419)		(30,419)
Amortization included in net periodic benefit costs:
Net actuarial loss, net of tax of ($1,221)										2,267		2,267
Prior service costs, net of tax of ($177)										328		328
Transition obligation, net of tax of ($194)										360		360

Total comprehensive loss												(2,501,593)

Issuance of common stock					161,549	1,614	550,850					552,464
Conversion of Preferred Series A stock			(206)	(206,493)	41,072	411	262,117				(56,035)	—
Amortization of discount		7,887									(7,887)	—
Cash dividends declared:
Common ($0.02 per share)											(9,167)	(9,167)
Preferred Series B ($25.00 per share)											(34,952)	(34,952)
Preferred Series A ($42.50 per share)											(17,370)	(17,370)
Recognition of the fair value of share-based compensation							2,640					2,640
Other share-based compensation activity					54	1	35				(108)	(72)
Other		300					(3,480)	10	3,307		(461)	(334)

Balance, end of period	1,398	$1,316,854	363	362,507	569,647	$5,696	$6,134,590	(905)	$(12,223)	$(273,525)	$(2,313,377)	$5,220,522

See notes to unaudited condensed consolidated financial statements.

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2009	2008

Operating activities
Net (loss) income	$(2,558,302)	$228,420
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment of goodwill	2,606,944	—
Provision for credit losses	705,544	209,463
Depreciation and amortization	105,608	119,243
Change in current and deferred income taxes	(153,958)	(7,176)
Net sales (purchases) of trading account securities	843,849	(263,494)
Originations of loans held for sale	(3,036,331)	(1,835,956)
Principal payments on and proceeds from loans held for sale	2,830,066	1,911,111
Other, net	205,147	(81,667)

Net cash provided by operating activities	1,548,567	279,944

Investing activities
Increase in interest bearing deposits in banks	(232,753)	(10,743)
Proceeds from:
Maturities and calls of investment securities	293,663	242,465
Sales of investment securities	1,614,172	341,988
Purchases of investment securities	(3,068,943)	(1,087,439)
Net proceeds from sales of loans	949,398	471,362
Net loan and lease activity, excluding sales	722,076	(1,569,943)
Purchases of operating lease assets	(119)	(149,963)
Proceeds from sale of operating lease assets	4,599	15,791
Purchases of premises and equipment	(21,096)	(31,122)
Proceeds from sales of other real estate	21,312	28,084
Other, net	2,700	11,377

Net cash provided by (used for) investing activities	285,009	(1,738,143)

Financing activities
Increase in deposits	1,232,510	378,758
Decrease in short-term borrowings	(549,727)	(513,090)
Maturity/redemption of subordinated notes	(136,942)	(50,000)
Proceeds from Federal Home Loan Bank advances	201,083	953,894
Maturity/redemption of Federal Home Loan Bank advances	(1,863,345)	(979,539)
Proceeds from issuance of long-term debt	598,200	887,111
Maturity/redemption of long-term debt	(514,989)	(236,824)
Dividends paid on preferred stock	(56,905)	—
Dividends paid on common stock	(43,780)	(183,621)
Net proceeds from issuance of preferred stock	—	550,849
Net proceeds from issuance of common stock	548,327	—
Other, net	(72)	(433)

Net cash (used for) provided by financing activities	(585,640)	807,105

Increase in cash and cash equivalents	1,247,936	(651,094)

Cash and cash equivalents at beginning of period	844,668	2,009,246

Cash and cash equivalents at end of period	$2,092,604	$1,358,152

Supplemental disclosures:
Income taxes refunded	$110,584	$59,881
Interest paid	485,439	702,140
Non-cash activities
Common stock dividends accrued, paid in subsequent quarter	5,062	38,626
Preferred stock dividends accrued, paid in subsequent quarter	16,635	11,151
See notes to unaudited condensed consolidated financial statements.

Notes to Unaudited Condensed Consolidated Financial Statements
Note 1 – Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2008 Annual Report on Form 10-K (2008 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.
Certain amounts in the prior-period financial statements have been reclassified to conform to the current period presentation.
For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” and “Federal funds sold and securities purchased under resale agreements.”
Note 2 – New Accounting Pronouncements
FASB Statement No. 141 (Revised 2008), Business Combinations (Statement No. 141R) – Statement No. 141R was issued in December 2007. The revised statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the Statement. Statement No. 141R required prospective application for business combinations consummated in fiscal years beginning on or after December 15, 2008. The Franklin restructuring transaction described in Note 3 was accounted for under this standard.
FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (Statement No. 160) – Statement No. 160 was issued in December 2007. The Statement requires that noncontrolling interests in subsidiaries be initially measured at fair value and classified as a separate component of equity. The Statement is effective for fiscal years beginning on or after December 15, 2008. The adoption of this new Statement did not have a material impact on Huntington’s condensed consolidated financial statements.
FASB Statement No. 163, Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60 (Statement No. 163) – Statement No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement also clarifies how Statement No. 60 applies to financial guarantee insurance contracts, including the recognition and measurement to be used to account for premium revenue and claim liabilities. This Statement requires expanded disclosures about financial guarantee insurance contracts. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of this Statement did not have a material impact on the Huntington’s condensed consolidated financial statements.
FASB Staff Position (FSP) FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (FSP FAS 157-4). FSP FAS 157-4 was issued in April 2009. The FSP reaffirms the exit price fair value measurement guidance in Statement No. 157 and also provides additional guidance for estimating fair value in accordance with Statement No. 157 when the volume and level of activity for the asset or liability have significantly decreased. This FSP is effective for interim reporting periods ending after June 15, 2009. The adoption of this Statement did not have a material impact on the Huntington’s condensed consolidated financial statements.

FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2 and FAS 124-2). FSP FAS 115-2 and FAS 124-2 was issued in April 2009. This FSP amends the other-than-temporary impairment (OTTI) guidance in GAAP for debt securities and includes additional presentation and disclosure requirements for both debt and equity securities. This FSP is effective for interim reporting periods ending after June 15, 2009. The adoption of FSP FAS 115-2 and FAS 124-2 requires an adjustment to retained earnings and other comprehensive income (OCI) in the period of adoption to reclassify non-credit related impairment to OCI for securities that the Company does not intend to sell (and will not more likely than not be required to sell). The adoption of this Statement resulted in the reclassification of $3.5 million (net of tax) from retained earnings to OCI. (See Condensed Consolidated Statements of Shareholders’ Equity and Note 7).
FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 was issued in April 2009. The FSP requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP was effective for interim reporting periods ending after June 15, 2009 (See Note 11).
FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP FAS 132R-1.) FSP FAS 132R-1 was issued in December 2008. This FSP requires additional disclosures about plan assets in an employer’s defined benefit pension and other postretirement plans. This FSP is effective for fiscal years ending after December 15, 2009.
FASB Statement No. 165, Subsequent Events (Statement No. 165) – Statement No. 165 establishes general standards of accounting for and disclosure of subsequent events. Subsequent events are events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Statement is effective for interim or annual periods ending after June 15, 2009. The impact of this new Statement was not material to Huntington’s consolidated financial statements. Huntington has evaluated its subsequent events through August 10, 2009.
FASB Statement No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140 (Statement No. 166) – Statement 140 is the primary source of accounting guidance for transfers of financial assets and securitization transactions. Statement No. 166 removes the concept of a qualifying special purpose entity from Statement 140 and removes the exception from applying FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to qualifying special-purpose entities. Many types of transferred financial assets that would have been derecognized previously are no longer eligible for derecognition. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. The amendments apply prospectively to transfers of financial assets occurring on or after the effective date. Management is currently evaluating the impact that the Statement could have on the Company’s consolidated financial statements.
FASB Statement No. 167, Amendments to FASB Interpretation No. 46R (Statement No. 167) – Statement No. 167 amends the consolidation guidance applicable for variable interest entities (VIE). Huntington will need to reconsider its previous Interpretation 46R conclusions including whether an entity is a VIE, and whether Huntington is the VIE’s primary beneficiary. It is possible that application of this revised guidance will change Huntington’s assessment of which entities with which it is involved are VIEs and consolidation will be required. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. Management is currently evaluating the impact that the Statement could have on the Company’s consolidated financial statements. However, based upon the current regulatory requirements, Huntington anticipates the impact of adopting will decrease risk weighted capital ratios between five and ten basis points.
FASB Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 – Statement No. 168 replaces the guidance in FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (Statement No. 162), and identifies the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. The Codification reorganizes all previous GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. All existing standards that were used to create the Codification will be superseded, replacing the previous references to specific Statements of Financial Accounting Standards (SFAS) with numbers used in the Codification’s structural organization. Statement No. 168 is effective for interim and annual periods ending after September 15, 2009. After September 15, only one level of authoritative GAAP will exist, other than guidance issued by the Securities and Exchange Commission (SEC). All other accounting literature excluded from the Codification will be considered non-authoritative. The adoption of the Codification does not have a material impact on the Company’s condensed consolidated financial statements.

Note 3 – Loans and Leases
Franklin Credit Management relationship
Franklin Credit Management Corporation (Franklin) is a specialty consumer finance company primarily engaged in servicing residential mortgage loans. Prior to March 31, 2009, Franklin owned a portfolio of loans secured by first and second liens on 1-4 family residential properties. At December 31, 2008, Huntington’s total loans outstanding to Franklin were $650.2 million, all of which were on nonaccrual status. Additionally, the specific ALLL for the Franklin portfolio was $130.0 million, resulting in a net exposure to Franklin at December 31, 2008 of $520.2 million.
On March 31, 2009, Huntington entered into a transaction with Franklin whereby a Huntington wholly-owned REIT subsidiary (REIT) exchanged a non controlling amount of certain equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly owned subsidiary of Franklin. This was accomplished by merging Merger Sub into a wholly-owned subsidiary of REIT. Merger Sub’s sole assets were two trust participation certificates evidencing 84% ownership rights in a trust (New Trust) which holds all the underlying consumer loans and OREO that were formerly collateral for the Franklin commercial loans. The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for the Franklin commercial loans.
New Trust is a variable interest entity under FASB Interpretation No 46R, Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51 (FIN 46R), and, as a result of Huntington’s 84% participation certificates, New Trust was consolidated into Huntington’s financial results. As required by FIN 46R, the consolidation is treated as a business combination under Statement No. 141R with the fair value of the equity interests issued to Franklin representing the acquisition price. AICPA Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (SOP 03-3), provides guidance for accounting for acquired loans, such as these, that have experienced a deterioration of credit quality at the time of acquisition for which it is probable that the investor will be unable to collect all contractually required payments.
Under SOP 03-3, the excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable discount and is recognized in interest income over the remaining life of the loan, or pool of loans, in situations where there is a reasonable expectation about the timing and amount of cash flows expected to be collected. The difference between the contractually required payments at acquisition and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable discount. Subsequent decreases to the expected cash flows will generally result in a charge to the provision for credit losses and an increase to the allowance for loan and lease losses. Subsequent increases in cash flows result in reversal of any nonaccretable discount (or allowance for loan and lease losses to the extent any has been recorded) with a positive impact on interest income. The measurement of undiscounted cash flows involves assumptions and judgments for credit risk, interest rate risk, prepayment risk, default rates, loss severity, payment speeds, and collateral values. All of these factors are inherently subjective and significant changes in the cash flow estimates over the life of the loan can result.
At June 30, 2009, there were no additional credit losses recorded on the portfolio and no adjustment to the accretable yield or nonaccretable yield was required.
The following table reflects the contractually required payments receivable, cash flows expected to be collected, and fair value of the loans at the acquisition date:

(in thousands)	Loans	OREO	Total
Contractually required payments including interest	$1,612,695	$113,732	$1,726,427
Less: nonaccretable difference	(1,079,362)	(34,136)	(1,113,498)

Cash flows expected to be collected	533,333	79,596	612,929
Less: accretable yield	(39,781)	—	(39,781)

Fair value of loans acquired	$493,552	$79,596	$573,148

The fair values of the acquired mortgage loans and OREO assets were based upon a market participant model and calculated in accordance with FASB Statement No. 157, Fair Value Measurements (Statement No. 157). Under this market participant model, expected cash flows for first-lien mortgages were calculated based upon the net expected foreclosure proceeds of the collateral underlying each mortgage loan. Updated appraisals or other indicators of value provided the basis for estimating cash flows. Sales proceeds from the underlying collateral were estimated to be received over a one to three year period, depending on the delinquency status of the loan. Expected proceeds were reduced assuming housing price depreciation of 18%, 12%, and 0% over each year of the next three years of expected collections, respectively. Interest cash flows were estimated to be received for a limited time on each portfolio. The resulting cash flows were discounted at an 18% rate of return. Limited value was assigned to all second-lien mortgages because, after considering the house price depreciation rates above, little if any proceeds would be realized.
The following table presents a rollforward of the accretable yield from the beginning of the period to the end of the period:

Accretable
(in thousands)	Yield
Balance at December 31, 2008	$—
Impact of Franklin transaction on March 31, 2009	39,781
Additions	—
Accretion	(750)
Reclassification from (to) nonaccretable difference	—

Balance at June 30, 2009	$39,031

The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans accounted for under SOP 03-3 at June 30, 2009:

	June 30, 2009
(in thousands)	Carrying Value	Outstanding Balance
Residential mortgage	$415,029	$740,850
Home equity	56,944	829,994

Total	$471,973	$1,570,844

At June 30, 2009, $127.4 million of the acquired current mortgage loans accrue interest while $344.6 million were on nonaccrual. Management has concluded that it cannot reliably estimate the timing of collection of cash flows for delinquent first and second lien mortgages, because the majority of the expected cash flows for the delinquent portfolio will result from the foreclosure and subsequent disposition of the underlying collateral supporting the loans.
The consolidation of New Trust at March 31, 2009 resulted in the recording of a $95.8 million liability, representing the 16% of New Trust certificates not acquired by Huntington. These certificates were retained by Franklin.
In accordance with Statement No. 141R, at March 31, 2009 Huntington has recorded a net deferred tax asset of $159.9 million related to the difference between the tax basis and the book basis in the acquired assets. Because the acquisition price, represented by the equity interests in the Huntington wholly-owned subsidiary, was equal to the fair value of the 84% interest in the New Trust participant certificate, no goodwill was created from the transaction. The recording of the net deferred tax asset was a bargain purchase under Statement No. 141R, and was recorded as tax benefit in the current period.

Single Family Home Builders
At June 30, 2009, December 31, 2008, and June 30, 2008, Huntington had $1.2 billion, $1.6 billion and $1.6 billion of commercial real estate loans to single family homebuilders, including loans made to both middle market and small business homebuilders. The decline from December 31, 2008 was primarily the result of a reclassification of loans from commercial real estate to commercial and industrial. Such loans represented 3%, 4%, and 4% of total loans and leases at June 30, 2009, December 31, 2008, and June 30, 2008 respectively. Of this portfolio at June 30, 2009, 69% were to finance projects currently under construction, 16% to finance land under development, and 15% to finance land held for development.
The housing market across Huntington’s geographic footprint remained stressed, reflecting relatively lower sales activity, declining prices, and excess inventories of houses to be sold, particularly impacting borrowers in our eastern Michigan and northern Ohio regions. Further, a portion of the loans extended to borrowers located within Huntington’s geographic regions was to finance projects outside of our geographic regions.
Retail properties
Huntington’s portfolio of commercial real estate loans secured by retail properties totaled $2.3 billion, $2.3 billion and $2.1 billion at June 30, 2009, December 31, 2008 and June 30, 2008 or approximately 6%, 6% and 5%of total loans and leases, at each respective date. Credit approval in this loan segment is generally dependant on pre-leasing requirements, and net operating income from the project must cover interest expense when the loan is fully funded.
The weakness of the economic environment in the Company’s geographic regions significantly impacted the projects that secure the loans in this portfolio segment. Increased unemployment levels compared with recent years, and the expectation that these levels will continue to increase for the foreseeable future, are expected to adversely affect our borrowers’ ability to repay these loans.
Home Equity and Residential Mortgage Loans (excluding loans in New Trust)
There is a potential for loan products to contain contractual terms that give rise to a concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment or realization. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value of greater than 100%, and option adjustable-rate mortgages.
Huntington does not offer mortgage loan products that contain these terms. Recent declines in housing prices have likely eliminated a portion of the collateral for the home equity portfolio, such that some loans originally underwritten at a LTV of less than 100% are currently at higher than 100%. Home equity loans totaled $7.6 billion at June 30, 2009, $7.6 billion at December 31, 2008, and $7.4 billion at June 30, 2008, or 20%, 18%, and 18% of total loans at the end of each respective period.
As part of the Company’s loss mitigation process, Huntington increased its efforts in 2008 and 2009 to re-underwrite, modify, or restructure loans when borrowers are experiencing payment difficulties, and these loan restructurings are based on the borrower’s ability to repay the loan.

Note 4 – Investment Securities
Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of investment securities at June 30, 2009, December 31, 2008, and June 30, 2008:

	June 30, 2009		December 31, 2008		June 30, 2008
	Amortized		Amortized		Amortized
(in thousands of dollars)	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury
Under 1 year	$50,480	$50,497	$11,141	$11,157	$349	$355
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total U.S. Treasury	50,480	50,497	11,141	11,157	349	355

Federal agencies
Mortgage backed securities
Under 1 year	—	—	—	—	600	604
1-5 years	—	—	—	—	13,948	14,096
6-10 years	1	1	1	1	9,812	9,784
Over 10 years	1,845,469	1,870,855	1,625,655	1,627,580	1,907,774	1,906,654

Total mortgage-backed Federal agencies	1,845,470	1,870,856	1,625,656	1,627,581	1,932,134	1,931,138

Temporary Liquidity Guarantee Program (TLGP) securities
Under 1 year	—	—	—	—	—	—
1-5 years	319,737	320,021	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—

Total TLGP securities	319,737	320,021	—	—	—	—

Other agencies
Under 1 year	2,206	2,271	—	—	—	—
1-5 years	1,965,647	1,979,813	579,546	595,912	352,425	348,964
6-10 years	7,018	7,189	7,954	8,328	—	—
Over 10 years	—	—	—	—	—	—

Total other Federal agencies	1,974,871	1,989,273	587,500	604,240	352,425	348,964

Total U.S. government backed securities	4,190,558	4,230,647	2,224,297	2,242,978	2,284,908	2,280,457

Municipal securities
Under 1 year	—	—	—	—	16	16
1-5 years	1,165	1,191	51,890	54,184	18,903	19,187
6-10 years	53,148	56,223	216,433	222,086	219,369	218,709
Over 10 years	65,254	67,106	441,825	434,076	475,112	470,457

Total municipal securities	119,567	124,520	710,148	710,346	713,400	708,369

Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	603,099	510,503	674,506	523,515	725,896	686,122

Total private label CMO	603,099	510,503	674,506	523,515	725,896	686,122

Asset backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	132,205	134,270	—	—	—	—
Over 10 years	554,032	402,928	652,881	464,027	847,443	673,739

Total asset backed securities	686,237	537,198	652,881	464,027	847,443	673,739

Other
Under 1 year	2,350	2,350	549	552	1,700	1,703
1-5 years	4,451	4,513	6,546	6,563	6,200	6,145
6-10 years	50,038	50,336	798	811	698	686
Over 10 years	63	137	64	136	164	214
Non-marketable equity securities	427,772	427,772	427,973	427,973	424,271	424,271
Marketable equity securities	47,369	46,728	8,061	7,556	9,860	6,569

Total other	532,043	531,836	443,991	443,591	442,893	439,588

Total investment securities	$6,131,504	$5,934,704	$4,705,823	$4,384,457	$5,014,540	$4,788,275

Other securities include $240.6 million of stock issued by the Federal Home Loan Bank of Cincinnati, $45.7 million of stock issued by the Federal Home Loan Bank of Indianapolis, and $141.5 million of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Huntington does not have any material equity positions in Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac).
The following table provides gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at June 30, 2009 and December 31, 2008.

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
June 30, 2009
U.S. Treasury	$50,480	$17	$—	$50,497
Federal Agencies
Mortgage-backed securities	1,845,470	34,269	(8,883)	1,870,856
TLGP securities	319,737	1,084	(800)	320,021
Other agencies	1,974,871	15,666	(1,264)	1,989,273

Total Federal agencies and U.S. Government backed securities	4,190,558	51,036	(10,947)	4,230,647
Municipal securities	119,567	5,442	(489)	124,520
Private label CMO	603,099	—	(92,596)	510,503
Asset backed securities	686,237	16,195	(165,234)	537,198
Other securities	532,043	442	(649)	531,836

Total investment securities	$6,131,504	$73,115	$(269,915)	$5,934,704

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2008
U.S. Treasury	$11,141	$16	$—	$11,157
Federal Agencies
Mortgage-backed securities	1,625,656	18,822	(16,897)	1,627,581
TLGP securities	—	—	—	—
Other agencies	587,500	16,748	(8)	604,240

Total Federal agencies and U.S. Government backed securities	2,224,297	35,586	(16,905)	2,242,978
Municipal securities	710,148	13,897	(13,699)	710,346
Private label CMO	674,506	—	(150,991)	523,515
Asset backed securities	652,881	—	(188,854)	464,027
Other securities	443,991	114	(514)	443,591

Total investment securities	$4,705,823	$49,597	$(370,963)	$4,384,457

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at June 30, 2009 and December 31, 2008.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands )	Value	Losses	Value	Losses	Value	Losses
June 30, 2009
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	518,356	(8,883)	—	—	518,356	(8,883)
TLGP securities	132,758	(800)	—	—	132,758	(800)
Other agencies	551,296	(1,218)	6,830	(46)	558,126	(1,264)

Total Federal agencies and US Government backed securities	1,202,410	(10,901)	6,830	(46)	1,209,240	(10,947)
Municipal securities	8,893	(103)	10,949	(386)	19,842	(489)
Private label CMO	17,889	(2,536)	492,599	(90,060)	510,488	(92,596)
Asset backed securities	17,561	(99)	217,425	(165,135)	234,986	(165,234)
Other securities	38,913	(240)	2,541	(409)	41,454	(649)

Total temporarily impaired securities	$1,285,666	$(13,879)	$730,344	$(256,036)	$2,016,010	$(269,915)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands )	Value	Losses	Value	Losses	Value	Losses
December 31, 2008
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal agencies
Mortgage-backed securities	417,988	(16,897)	—	—	417,988	(16,897)
TLGP securities	—	—	—	—	—	—
Other agencies	—	—	2,028	(8)	2,028	(8)

Total Federal agencies and US Government backed securities	417,988	(16,897)	2,028	(8)	420,016	(16,905)
Municipal securities	276,990	(6,951)	40,913	(6,748)	317,903	(13,699)
Private label CMO	449,494	(130,914)	57,024	(20,077)	506,518	(150,991)
Asset backed securities	61,304	(24,220)	164,074	(164,634)	225,378	(188,854)
Other securities	1,132	(323)	1,149	(191)	2,281	(514)

Total temporarily impaired securities	$1,206,908	$(179,305)	$265,188	$(191,658)	$1,472,096	$(370,963)

Securities transactions are recognized on the trade date (the date the order to buy or sell is executed). The amortized cost of sold securities is used to compute realized gains and losses. Interest and dividends on securities, including amortization of premiums and accretion of discounts using the effective interest method over the period to maturity, are included in interest income.

The following table is a summary of securities gains and losses for the three and six months ended June 30, 2009 and 2008:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Gross gains on sales of securities	$15,697	$2,074	$28,491	$6,607
Gross (losses) on sales of securities	(3,451)	(1)	(10,256)	(1)

Net gain (loss) on sales of securities	12,246	2,073	18,235	6,606
Net other-than-temporary impairment recorded	(19,586)	—	(23,508)	(3,104)

Total securities gain (loss)	$(7,340)	$2,073	$(5,273)	$3,502

Huntington evaluates its investment securities portfolio on a quarterly basis for other-than-temporary impairment (OTTI). For the 2009 second quarter, Huntington adopted FSP FAS 115-2 and FAS 124-2. Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, as required by the new FSP, OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis.
For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, credit-related OTTI, represented by the expected loss in principal, is recognized in earnings, while noncredit-related OTTI is recognized in other comprehensive income (OCI). For securities which Huntington does expect to sell, all OTTI is recognized in earnings. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. Presentation of OTTI is made in the income statement on a gross basis with a reduction for the amount of OTTI recognized in OCI. Noncredit-related OTTI recognized in earnings prior to April 1, 2009 of $3.5 million (net of tax) was reclassified from retained earnings to accumulated OCI as a cumulative effect adjustment.
For the security types discussed below, we applied the criteria of FSP FAS 115-2 and 124-2.
Alt-A mortgage-backed and private-label collateralized mortgage obligation (CMO) securities represent securities collateralized by first-lien residential mortgage loans. The securities were priced with the assistance of an outside third-party consultant using a discounted cash flow approach and the independent third-party’s proprietary pricing model. The model used inputs such as estimated prepayment speeds, losses, recoveries, default rates that were implied by the underlying performance of collateral in the structure or similar structures, discount rates that were implied by market prices for similar securities, collateral structure types, and house price depreciation/appreciation rates that were based upon macroeconomic forecasts.
Pooled-trust-preferred securities represent collateralized debt obligations (CDOs) backed by a pool of debt securities issued by financial institutions. The collateral generally consisted of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis was used to estimate fair values and assess impairment for each security within this portfolio. We engaged a third party specialist with direct industry experience in pooled trust preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio. Relying on cash flows was necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities were no longer able to provide a fair value that was compliant with FASB Statement No. 157, Fair Value Measurements.

For the three months ended June 30, 2009, the following table summarizes by debt security type, total OTTI losses, OTTI losses included in OCI, and OTTI recognized in the income statement.

	Alt-A	Pooled-	Private
(in thousands)	Mortgage-backed	Trust-Preferred	Label CMO	Total
Total OTTI losses (unrealized and realized)	$(5,980)	$(13,479)	$(68,655)	$(88,114)
Unrealized OTTI recognized in OCI	99	12,228	56,201	68,528

Net impairment losses recognized in earnings	$(5,881)	$(1,251)	$(12,454)	$(19,586)

The following table displays the cumulative credit component of OTTI recognized in earnings on debt securities held by Huntington for the three months ended June 30, 2009 is as follows:

(in thousands)	Total
Balance, March 31, 2009	$—
Credit component of other-than-temporary impairment not reclassified to other comprehensive income in conjunction with the cumulative effect transition adjustment	25
Additions for the credit component on debt securities in which other-than-temporary impairment was not previously recognized	19,586

Balance, June 30, 2009	$19,611

As of June 30, 2009, management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on non-agency mortgage and asset-backed securities that are backed by certain mortgage loans. The fair values of these assets have been impacted by various market conditions. In addition, the expected average lives of the asset-backed securities backed by trust preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington has reviewed its asset-backed portfolio with independent third parties and does not believe there is additional OTTI from these securities other than what has already been recorded. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at June 30, 2009.
Note 5 – Loan Sales and Securitizations
Residential Mortgage Loans
For each of the three months ended June 30, 2009 and 2008, Huntington sold $1.2 billion of residential mortgage loans with servicing retained, resulting in net pre-tax gains of $27.1 million and $12.3 million, respectively, recorded in mortgage banking income. During the first six months of 2009 and 2008, sales of residential mortgage loans with servicing retained totaled $2.7 billion and $1.9 billion, respectively, resulting in net pre-tax gains of $55.5 million and $16.0 million, respectively.
A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.
At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used to estimate the fair value of the total MSR portfolio. Subsequent to initial capitalization, MSR assets are adjusted using the fair value method if the Company will engage in actively hedging the asset or adjusted using the amortization method if no active hedging will be performed. MSRs are included in accrued income and other assets in the Company’s condensed consolidated balance sheet. Any increase or decrease in the fair value or amortized cost of MSRs carried under the fair value method during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in non-interest income in the consolidated statements of income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method during the three months and six months ended June 30, 2009 and 2008:

	MSRs recorded using the fair value method
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Fair value, beginning of period	$167,838	$191,806	$167,438	$207,894
New servicing assets created	—	16,211	23,074	25,130
Change in fair value during the period due to:
Time decay (1)	(1,705)	(1,936)	(3,328)	(3,601)
Payoffs (2)	(12,646)	(5,088)	(23,308)	(10,337)
Changes in valuation inputs or assumptions (3)	46,551	39,031	36,162	20,938
Other changes	(3,106)	—	(3,106)	—

Fair value, end of period	$196,932	$240,024	$196,932	$240,024

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

	MSRs recorded using the amortization method
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Carrying value, beginning of period	$—	$—	$—	$—
New servicing assets created	22,444	—	22,444	—
Amortization	(94)	—	(94)	—

Carrying value, end of period	$22,350	$—	$22,350	$—

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.
A summary of key assumptions and the sensitivity of the MSR value at June 30, 2009 to changes in these assumptions follows:

			Decline in fair value
			due to
			10%	20%
			adverse	adverse
(in thousands)	Actual		change	change
Constant pre-payment rate	17.60%		$(7,788)	$(14,894)
Spread over forward interest rate swap rates	446	bps	(3,901)	(7,803)
MSR values are very sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.
Total servicing fees included in mortgage banking income amounted to $12.0 million and $11.2 million for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, servicing fees totaled $23.9 million and $22.1 million, respectively.

Automobile Loans and Leases
During the first quarter of 2009, Huntington transferred $1.0 billion automobile loans and leases to a trust in a securitization transaction. The securitization qualified for sale accounting under Statement No. 140. Huntington retained $210.9 million of the related securities and recorded a $47.1 million retained residual interest as a result of the transaction. Subsequent to the transaction, Huntington sold $78.4 million of these securities in the second quarter of 2009. These amounts were recorded as investment securities on Huntington’s condensed consolidated balance sheet. Huntington also recorded a $5.9 million loss in other noninterest income on the condensed consolidated statement of income and recorded a $19.5 million servicing asset in accrued income and other assets associated with this transaction.
Automobile loan servicing rights are accounted for under the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.
Changes in the carrying value of automobile loan servicing rights for the three months and six months ended June 30, 2009 and 2008, and the fair value at the end of each period were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Carrying value, beginning of period	$20,051	$3,248	$1,656	$4,099
New servicing assets	—	—	19,538	—
Amortization	(2,628)	(604)	(3,771)	(1,455)

Carrying value, end of period	$17,423	$2,644	$17,423	$2,644

Fair value, end of period	$18,401	$3,626	$18,401	$3,626

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees from 0.55% to 1.00% and other ancillary fees of approximately 0.40% to 0.50% of the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $1.6 million and $1.9 million for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, servicing income, net of amortization of capitalized servicing assets, was $2.8 million and $4.0 million, respectively.
Note 6 – Goodwill and Other Intangible Assets
During the second quarter of 2009, Huntington reorganized its internal reporting structure. The Regional Banking reporting unit, which through March 31, 2009 had been managed geographically, is now managed on a product segment approach. Regional Banking was divided into Commercial Banking, Retail and Business Banking, and Commercial Real Estate segments. Regional Banking goodwill was assigned to the new reporting units affected using a relative fair value allocation. Auto Finance and Dealer Services (AFDS), Private Financial Group (PFG), and Treasury / Other remained essentially unchanged. A rollforward of goodwill including the reallocation noted above, was as follows:

		Retail &
	Regional	Business	Commercial	Commercial		Treasury/	Huntington
(in thousands)	Banking	Banking	Banking	Real Estate	PFG	Other	Consolidated
Balance, January 1, 2009	$2,888,344	$—	$—	$—	$153,178	$13,463	$3,054,985
Impairment, March 31, 2009	(2,573,818)	—	—	—	(28,895)	—	(2,602,713)
Reallocation of goodwill	(314,526)	309,518	5,008	—	—	—	—

Balance, April 1, 2009	—	309,518	5,008	—	124,283	13,463	452,272
Impairment	—	—	—	—	—	(4,231)	(4,231)
Other adjustments	—	—	—	—	—	(162)	(162)

Balance, June 30, 2009	$—	$309,518	$5,008	$—	$124,283	$9,070	$447,879

In accordance with FASB Statement No. 142, Goodwill and Other Intangible Assets (Statement No. 142), goodwill is not amortized but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. During the first quarter of 2009, Huntington experienced a sustained decline in its stock price, which was primarily attributable to the continuing economic slowdown and increased market concern surrounding financial institutions’ credit risks and capital positions as well as uncertainty related to increased regulatory supervision and intervention. Huntington determined that these changes would more likely than not reduce the fair value of certain reporting units below their carrying amounts. Therefore, Huntington performed a goodwill impairment test, which resulted in a goodwill impairment charge of $2,603 million in the first quarter of 2009.
An impairment charge of $4.3 million was recorded related to the sale of a small payments-related business completed in July 2009. Huntington concluded that no other goodwill impairment was required during the 2009 second quarter.
At June 30, 2009, December 31, 2008, and June 30, 2008, Huntington’s other intangible assets consisted of the following:

	Gross	Accumulated	Net
(in thousands)	Carrying Amount	Amortization	Carrying Value
June 30, 2009
Core deposit intangible	$373,300	$(139,826)	$233,474
Customer relationship	104,574	(21,399)	83,175
Other	29,327	(23,509)	5,818

Total other intangible assets	$507,201	$(184,734)	$322,467

December 31, 2008
Core deposit intangible	$373,300	$(111,163)	$262,137
Customer relationship	104,574	(16,776)	87,798
Other	29,327	(22,559)	6,768

Total other intangible assets	$507,201	$(150,498)	$356,703

June 30, 2008
Core deposit intangible	$373,300	$(78,610)	$294,690
Customer relationship	104,574	(11,926)	92,648
Other	29,177	(21,265)	7,912

Total other intangible assets	$507,051	$(111,801)	$395,250

The estimated amortization expense of other intangible assets for the remainder of 2009 and the next five years are as follows:

Amortization
(in thousands)	Expense
2009	$34,157
2010	60,455
2011	53,310
2012	46,066
2013	40,429
2014	35,744

Note 7 – Other Comprehensive Income
The components of Huntington’s other comprehensive income in the three and six months ended June 30, 2009 and 2008, were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities	$(5,448)	$—	$(5,448)	$—
Related tax benefit	1,907	—	1,907	—

Net	(3,541)	—	(3,541)	—

Non-credit-related impairment losses on debt securities not expected to be sold	(68,528)	—	(68,528)	—
Related tax benefit (expense)	23,985	—	23,985	—

Net	(44,543)	—	(44,543)	—

Unrealized holding (losses) gains on debt securities available for sale arising during the period:
Unrealized net (losses) gains	118,702	(97,886)	193,405	(203,997)
Related tax benefit (expense)	(41,642)	34,597	(68,029)	72,106

Net	77,060	(63,289)	125,376	(131,891)

Reclassification adjustment for net losses (gains) losses included in net income
Realized net gains (losses)	7,340	(2,073)	5,273	(3,502)
Related tax (expense) benefit	(2,569)	726	(1,846)	1,226

Net	4,771	(1,347)	3,427	(2,276)

Total unrealized holding (losses) gains on debt securities available for sale arising during the period, net of reclassification adjustment for net (losses) gains included in net income

Net	37,288	(64,636)	84,260	(134,167)

Unrealized holding (losses) gains on equity securities available for sale arising during the period:
Unrealized net (losses) gains	309	(3,502)	(135)	(3,276)
Related tax benefit (expense)	(108)	1,226	48	1,147

Net	201	(2,276)	(87)	(2,129)

Reclassification adjustment for net losses (gains) losses included in net income
Realized net gains (losses)	—	—	—	—
Related tax (expense) benefit	—	—	—	—

Net	—	—	—	—

Total unrealized holding (losses) gains on equity securities available for sale arising during the period, net of reclassification adjustment for net gains included in net income

Net	201	(2,276)	(87)	(2,129)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period:
Unrealized net losses	(45,173)	(84,386)	(46,799)	(84,765)
Related tax benefit	15,811	29,535	16,380	29,668

Net	(29,362)	(54,851)	(30,419)	(55,097)

Cumulative effect of changing measurement date provisions for pension and post-retirement assets and obligations	—	—	—	(5,898)
Related tax benefit	—	—	—	2,064

Net	—	—	—	(3,834)

Amortization included in net periodic benefit costs:
Net actuarial loss	1,744	802	3,488	1,605
Prior service cost	252	241	505	482
Transition obligation	277	277	554	554
Related tax benefit (expense)	(795)	(462)	(1,592)	(925)

Net	1,478	858	2,955	1,716

Total other comprehensive income (loss)	$6,064	$(120,905)	$53,168	$(193,511)

Activity in accumulated other comprehensive income for each of the six month periods ended June 30, 2009 and 2008, was as follows:

			Unrealized gains	Amortization
	Unrealized gains	Unrealized gains	and losses on cash	included
	and losses on debt	and losses on	flow hedging	in net periodic
(in thousands)	securities	equity securities	derivatives	benefit costs	Total
Balance, December 31, 2007	$(10,001)	$(10)	$4,553	$(44,153)	$(49,611)
Cumulative effect of change in measurement date provisions for pension and post-retirement assets and obligations	—	—	—	(3,834)	(3,834)
Period change	(134,167)	(2,129)	(55,097)	1,716	(189,677)

Balance, June 30, 2008	$(144,168)	$(2,139)	$(50,544)	$(46,271)	$(243,122)

Balance, December 31, 2008	$(207,427)	$(329)	$44,638	$(163,575)	$(326,693)
Cumulative effect of change in accounting principle for other-than-temporarily impaired debt securities	(3,541)	—	—	—	(3,541)
Period change	84,260 (1)	(87)	(30,419)	2,955	56,709

Balance, June 30, 2009	$(126,708)	$(416)	$14,219	$(160,620)	$(273,525)

(1)	includes $68.5 million of unrealized losses in which other-than temporary impairment has been recognized.
Note 8 – Shareholders’ Equity
Issuance of Common Stock
During the 2009 second quarter, Huntington completed an offering of 103.5 million shares of its common stock at a price to the public of $3.60 per share, or $372.6 million in aggregate gross proceeds.
Also, during the 2009 second quarter, Huntington completed two separate “discretionary equity issuance” programs. These programs allowed the Company to take advantage of market opportunities to issue a total of 56.9 million new shares of common stock worth a total of $195.9 million. Sales of the common shares were made through ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at the prevailing market prices.
Conversion of Convertible Preferred Stock
In 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.
During the 2009 first and second quarters, Huntington entered into agreements with various institutional investors exchanging shares of common stock for shares of the Series A Preferred Stock held by the institutional investors. The table below provides details of the aggregate activities:

	First	Second
(in thousands)	Quarter 2009	Quarter 2009	Total
Preferred shares exchanged	114	92	206
Common shares issued:
At stated convertible option	9,547	7,730	17,277
As deemed dividend	15,044	8,751	23,795

Total common shares issued:	24,591	16,481	41,072

Deemed dividend	$27,742	$28,293	$56,035

Each share of the Series A Preferred Stock is non-voting and may be converted at any time, at the option of the holder, into 83.668 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 30.3 million shares at June 30, 2009). The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington’s common stock at the prevailing conversion rate, if the closing price of Huntington’s common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period.
Troubled Asset Relief Program (TARP)
In 2008, Huntington received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Huntington’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected in Huntington’s consolidated statement of income as “Dividends on preferred shares”, resulting in additional dilution to Huntington’s earnings per share. The warrants are immediately exercisable, in whole or in part, over a term of 10 years. The warrants are included in Huntington’s diluted average common shares outstanding using the treasury stock method. Both the preferred securities and warrants were accounted for as additions to Huntington’s regulatory Tier 1 and Total capital.
The Series B Preferred Stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. Huntington cannot redeem the preferred securities during the first three years after issuance except with the proceeds from a “qualified equity offering.” Any redemption requires Federal Reserve approval. The Series B Preferred Stock rank on equal priority with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.
A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of June 30, 2009, Huntington is in compliance with all TARP standards and restrictions.

Note 9 – (Loss) Earnings per Share
Basic loss or earnings per share is the amount of (loss) earnings (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted (loss) earnings per share is the amount of loss or earnings available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 8). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted (loss) earnings per share, net (loss) income available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net (loss) income available to common shareholders is adjusted by the associated preferred dividends. The calculation of basic and diluted (loss) earnings per share for the three months and six months ended June 30, 2009 and 2008, was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2009	2008	2009	2008
Basic (loss) earnings per common share
Net (loss) income	$(125,095)	$101,352	$(2,558,302)	$228,420
Preferred Class B and Class A stock dividends	(25,179)	(11,151)	(52,322)	$(11,151)
Amortization of discount on issuance of Preferred Class B stock	(3,979)	—	(7,887)
Deemed dividend on conversion of Preferred Class A stock	(28,293)	—	(56,035)

Net (loss) income available to common shareholders	$(182,546)	$90,201	$(2,674,546)	$217,269
Average common shares issued and outstanding	459,246	366,206	413,083	366,221
Basic (loss) earnings per common share	$(0.40)	$0.25	$(6.47)	$0.59

Diluted (loss) earnings per common share
Net (loss) income available to common shareholders	$(182,546)	$90,201	$(2,674,546)	$217,280
Effect of assumed preferred stock conversion	—	—	—	$11,151

Net (loss) income applicable to diluted earnings per share	$(182,546)	$90,201	$(2,674,546)	$228,431
Average common shares issued and outstanding	459,246	366,206	413,083	366,221

Dilutive potential common shares:
Stock options and restricted stock units	—	221	—	212
Shares held in deferred compensation plans	—	807	—	788
Conversion of preferred stock	—	—	—	20,101

Dilutive potential common shares:	—	1,028	—	21,101

Total diluted average common shares issued and outstanding	459,246	367,234	413,083	387,322
Diluted (loss) earnings per common share	$(0.40)	$0.25	$(6.47)	$0.59
Options to purchase 23.3 million and 26.4 million shares during the three months and six months ended June 30, 2008, respectively, were outstanding but were not included in the computation of diluted earnings per share because the effect would have been antidilutive. The weighted average exercise price for these options was $18.62 per share for the three months and six months ended June 30, 2009, and $20.35 per share for the three months and six months ended June 30, 2008. Due to the loss attributable to common shareholders for the three months and six months ended June 30, 2009, no additional potentially dilutive shares were included in loss per share calculation as including such shares in the calculation would have reduced the reported loss per share.

Note 10 – Share-based Compensation
Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the condensed consolidated statements of income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.
Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in each of the periods presented.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Assumptions
Risk-free interest rate	2.63%	2.98%	2.03%	3.12%
Expected dividend yield	1.20	5.11	0.84	6.82
Expected volatility of Huntington’s common stock	35.0	27.5	35.0	23.7
Expected option term (years)	6.0	6.0	6.0	6.0
Weighted-average grant date fair value per share	$1.18	$1.71	$1.66	$1.21
As a result of increased employee turnover, during the 2009 second quarter Huntington updated its forfeiture rate assumption and adjusted share-based compensation expense to account for the higher forfeiture rate. This resulted in a reduction to share-based compensation expense of $2.8 million. The following table illustrates total share-based compensation expense for the three months ended June 30, 2009 and 2008:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Share-based compensation expense	$(183)	$3,540	$2,640	$7,194
Tax (expense) benefit	(64)	1,239	924	2,518
Upon adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment on January 1, 2006, Huntington established an additional paid-in capital pool (APIC Pool). With the continued decline in Huntington’s stock price, the tax deductions have been less than the compensation expense recorded for book purposes, causing the related APIC Pool to be reduced to zero. As a result, Huntington will be required to take a tax expense equal to any short fall in future periods.

Huntington’s stock option activity and related information for the six months ended June 30, 2009, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2009	26,289	$19.45
Granted	1,025	4.89
Exercised	—	—
Forfeited/expired	(4,024)	20.50

Outstanding at June 30, 2009	23,290	$18.62	3.5	$45

Exercisable at June 30, 2009	19,433	$20.10	3.1	$—

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. There were no exercises of stock options in the first six months of 2009 or 2008.
Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period and are subject to certain service restrictions. The fair value of the restricted stock units and awards is the closing market price of the Company’s common stock on the date of award.
The following table summarizes the status of Huntington’s restricted stock units and restricted stock awards as of June 30, 2009, and activity for the six months ended June 30, 2009:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share	Awards	Per Share
Nonvested at January 1, 2009	1,823	$14.64	—	$—
Granted	114	3.07	74	1.66
Vested	(68)	16.08	—	—
Forfeited	(186)	15.18	—	—

Nonvested at June 30, 2009	1,683	$13.73	74	$1.66

The weighted-average grant date fair value of nonvested shares granted for the six months ended June 30, 2009 and 2008, were $2.52 and $11.99, respectively. The total fair value of awards vested during the six months ended June 30, 2009 and 2008, was $0.2 million and $0.1 million, respectively. As of June 30, 2009, the total unrecognized compensation cost related to nonvested awards was $7.2 million with a weighted-average remaining expense recognition period of 1.6 years.
Of the 32.4 million shares of common stock authorized for issuance under the plans at June 30, 2009, 23.9 million were outstanding and 8.5 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At June 30, 2009, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises in 2009.

Note 11 – Fair Values of Assets and Liabilities
Huntington adopted FASB Statement No. 157, Fair Value Measurements (Statement No. 157) and FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (Statement No. 159) effective January 1, 2008. Huntington elected to apply the provisions of Statement No. 159, the fair value option, for mortgage loans originated with the intent to sell which are included in loans held for sale.
At June 30, 2009, mortgage loans held for sale had an aggregate fair value of $545.1 million and an aggregate outstanding principal balance of $540.9 million. Interest income on these loans is recorded in interest and fees on loans and leases. Included in mortgage banking income were net gains resulting from changes in fair value of these loans, including net realized gains of $55.4 million and $17.8 million for the six months ended June 30, 2009 and 2008, respectively.
Statement No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Statement No. 157 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.
Securities
Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include US Treasury and other federal agency securities, and money market mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Level 2 securities include US Government and agency mortgage-backed securities and municipal securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within Level 3 of the valuation hierarchy. Securities classified within Level 3 include asset backed securities and private label CMOs, for which Huntington obtains third party pricing. With the current market conditions, the assumptions used to determine the fair value of many Level 3 securities have greater subjectivity due to the lack of observable market transactions.
Mortgage loans held for sale
Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.
Mortgage servicing rights
MSRs do not trade in an active, open market with readily observable prices. For example, sales of MSRs do occur, but the precise terms and conditions typically are not readily available. Accordingly, MSRs are classified in Level 3.
Equity Investments
Equity investments are valued initially based upon transaction price. The carrying values are then adjusted from the transaction price to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is considered necessary based upon a variety of factors including, but not limited to, current operating performance and future expectations of the particular investment, industry valuations of comparable public companies, and changes in market outlook. Due to the absence of quoted market prices and inherent lack of liquidity and the long-term nature of such assets, these equity investments are included in Level 3. Certain equity investments are accounted for under the equity method and, therefore, are not subject to the fair value disclosure requirements.

Derivatives
Huntington uses derivatives for a variety of purposes including asset and liability management, mortgage banking, and for trading activities. Level 1 derivatives consist of exchange traded options and forward commitments to deliver mortgage backed securities which have quoted prices. Level 2 derivatives include basic asset and liability conversion swaps and options, and interest rate caps. Derivative instruments offered to customers are adjusted for credit considerations related to the customer based upon individual credit considerations. These derivative positions are valued using internally developed models that use readily observable market parameters. Derivatives in Level 3 consist primarily of interest rate lock agreements related to mortgage loan commitments. The valuation includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.
Assets and Liabilities measured at fair value on a recurring basis
Assets and liabilities measured at fair value on a recurring basis at June 30, 2009 and 2008 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2009
Assets
Trading account securities	$58,763	$37,157			$95,920
Investment securities	2,377,767	2,032,372	$1,096,793		5,556,024
Mortgage loans held for sale		545,119			545,119
Mortgage servicing rights			196,932		196,932
Derivative assets	7,920	337,491	3,180	$(115,701)	232,890
Equity investments			28,462		28,462
Liabilities
Derivative liabilities	1,744	236,069	7,717	(87,887)	157,643

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2008
Assets
Trading account securities	$43,200	$1,053,039			$1,096,239
Investment securities	358,681	3,331,584	$673,739		4,364,004
Mortgage loans held for sale		350,304			350,304
Mortgage servicing rights			240,024		240,024
Derivative assets	3,473	140,126	2,708	$(17,358)	128,949
Equity investments			32,200		32,200
Liabilities
Derivative liabilities	1,626	153,662	703	(50,978)	105,013

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three months and six months ended June 30, 2009 and 2008, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below included changes in fair value due in part to observable factors that are part of the valuation methodology. Transfers in and out of Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements Three months ended June 30, 2009
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, March 31, 2009	$167,838	$9,515	$355,729	$130,497	$511,949	$257,586	$32,480
Total gains/losses:
Included in earnings	32,200	(5,843)	(974)	(12,422)	(622)	1,298	1,389
Included in OCI			(2,727)	12,296	45,077	3,152
Purchases, sales, repayments, issuances, and settlements	(3,106)	(1,109)	(77,963)	(1,507)	(45,901)	(78,675)	(5,407)

Balance, June 30, 2009	$196,932	$2,563	$274,065	$128,864	$510,503	$183,361	$28,462

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$32,200	$(6,952)	$(3,701)	$126	$44,455	$4,450	$1,389

	Level 3 Fair Value Measurements Three months ended June 30, 2008
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, March 31, 2008	$191,806	$2,948	$502,072	$245,787	$—	$2,836	$35,345
Total gains/losses:
Included in earnings	48,674	(736)	206	(6)	—	(236)	(4,512)
Included in OCI			(36,139)	(31,383)	—
Purchases, sales, repayments, issuances, and settlements	(456)	(207)	(7,702)	(1,653)	—	(43)	1,367

Balance, June 30, 2008	$240,024	$2,005	$458,437	$212,745	$—	$2,557	$32,200

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(48,674)	$(943)	$(35,933)	$(31,389)	$—	$(236)	$(4,639)

	Level 3 Fair Value Measurements Six months ended June 30, 2009
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, December 31, 2008	$167,438	$8,132	$322,421	$141,606	$523,515	$—	$36,893
Total gains/losses:
Included in earnings	30,212	(3,875)	1,992	(14,816)	103	1,298	69
Included in OCI			34,141	3,610	58,396	2,323
Purchases, sales, repayments, issuances, and settlements	(718)	(1,694)	(84,489)	(1,536)	(71,511)	179,740	(8,500)

Balance, June 30, 2009	$196,932	$2,563	$274,065	$128,864	$510,503	$183,361	$28,462

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$30,212	$(5,843)	$36,133	$(11,206)	$58,499	$3,621	$1,389

	Level 3 Fair Value Measurements Six months ended June 30, 2008
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Balance, January 1, 2008	$207,894	$(46)	$547,358	$279,175	$—	$7,956	$41,516
Total gains/losses:
Included in earnings	31,937	2,253	412	(12)	—	(3,753)	(13,289)
Included in OCI			(73,588)	(64,764)	—	(187)
Purchases, sales, repayments, issuances, and settlements	193	(202)	(15,745)	(1,654)	—	(1,459)	3,973

Balance, June 30, 2008	$240,024	$2,005	$458,437	$212,745	$—	$2,557	$32,200

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$31,937	$2,051	$(73,176)	(64,776)	—	$(3,940)	$(7,516)

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three months and six months ended June 30, 2009 and 2008.

	Level 3 Fair Value Measurements Three months ended June 30, 2009
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$32,200	$(5,843)
Securities gains (losses)			$(5,881)	$(12,455)	$(1,251)
Interest and fee income			4,907	33	629	$1,298
Noninterest income							$1,389

Total	$32,200	$(5,843)	$(974)	$(12,422)	$(622)	$1,298	$1,389

	Level 3 Fair Value Measurements Three months ended June 30, 2008
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(48,674)	$(736)
Interest and fee income			$206	$(6)		$(36)
Noninterest income							$(4,512)

Total	$(48,674)	$(736)	$206	$(6)	$—	$(36)	$(4,512)

	Level 3 Fair Value Measurements Six months ended June 30, 2009
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$30,212	$(3,875)
Securities gains (losses)			$(7,386)	$(14,887)	$(1,251)
Interest and fee income			9,378	71	1,354	$1,298
Noninterest income							$69

Total	$30,212	$(3,875)	$1,992	$(14,816)	$103	$1,298	$69

	Level 3 Fair Value Measurements Six months ended June 30, 2008
	Mortgage	Net	Investment Securities
	Servicing	Interest	Alt-A	Pooled	Private		Equity
(in thousands)	Rights	Rate Locks	Mortgage-backed	Trust-Preferred	Label CMO	Other	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$31,937	$2,253
Securities gains (losses)						$(3,143)
Interest and fee income			$412	$(12)		(610)
Noninterest income							$(13,289)

Total	$31,937	$2,253	$412	$(12)	$—	$(3,753)	$(13,289)

Assets and Liabilities measured at fair value on a nonrecurring basis
Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.
Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment in accordance with FASB Statement No. 114, “Accounting by Creditors for Impairment of a Loan,” when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. In cases where the carrying value exceeds the fair value of the collateral, an impairment charge is recognized. During the six months of 2009 and 2008, Huntington identified $198.1 million, and $97.5 million, respectively, of impaired loans for which the fair value is recorded based upon collateral value, a Level 3 input in the valuation hierarchy. For the six months ended June 30, 2009 and 2008, nonrecurring fair value losses of $93.7 million and $51.5 million, respectively, were recorded within the provision for credit losses.
Other real estate owned properties are valued based on appraisals and third party price opinions, less estimated selling costs. During the second quarter, Huntington recorded $172.9 million of OREO assets at fair value. Losses of $28.2 were recorded within noninterest expense.
During the 2009 second quarter, new mortgage servicing assets were created and recorded at fair value of $22.4 million (See Note 5).
Also during the 2009 second quarter, goodwill related to the sale of a small payments-related business completed in July 2009,with a carrying amount of $8.4 million was written down to its implied fair value of $4.2 million.
Fair values of financial instruments
The carrying amounts and estimated fair values of Huntington’s financial instruments at June 30, 2009 and December 31, 2008 are presented in the following table:

	June 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$2,475,686	$2,475,686	$1,137,229	$1,137,229
Trading account securities	95,920	95,920	88,677	88,677
Loans held for sale	559,017	559,017	390,438	390,438
Investment securities	5,934,704	5,934,704	4,384,457	4,384,457
Net loans and direct financing leases	37,577,209	32,524,867	40,191,938	33,856,153
Derivatives	232,764	232,764	458,995	458,995

Financial Liabilities:
Deposits	(39,165,132)	(39,513,808)	(37,943,286)	(38,363,248)
Short-term borrowings	(862,056)	(838,324)	(1,309,157)	(1,252,861)
Federal Home Loan Bank advances	(926,937)	(926,937)	(2,588,976)	(2,588,445)
Other long term debt	(2,508,144)	(2,380,252)	(2,331,632)	(1,979,441)
Subordinated notes	(1,672,887)	(1,222,059)	(1,950,097)	(1,287,150)
Derivatives	(160,202)	(160,202)	(83,367)	(83,367)
The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of Statement No. 157.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.
The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:
Loans and Direct Financing Leases
Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.
Deposits
Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.
Debt
Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.
Note 12 – Benefit Plans
Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan), a non-contributory defined benefit pension plan covering substantially all employees. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.
In addition, Huntington has an unfunded, defined benefit post-retirement plan (Post-Retirement Benefit Plan) that provides certain healthcare and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement healthcare benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage.
On January 1, 2008, Huntington transitioned to fiscal year-end measurement date of plan assets and benefit obligations as required by FASB Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans — An amendment of FASB Statements No. 87, 88, 106, and 132R (Statement No. 158). As a result, Huntington recognized a charge to beginning retained earnings of $4.2 million, representing the net periodic benefit costs for the last three months of 2008, and a charge to the opening balance of accumulated other comprehensive loss of $3.8 million, representing the change in fair value of plan assets and benefit obligations for the last three months of 2008 (net of amortization included in net periodic benefit cost).

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Service cost	$6,154	$5,954	$465	$420
Interest cost	7,056	6,761	896	903
Expected return on plan assets	(10,551)	(9,786)	—	—
Amortization of transition asset	1	1	276	276
Amortization of prior service cost	120	79	94	95
Settlements	1,725	450	—	—
Recognized net actuarial loss (gain)	1,874	1,038	(231)	(274)

Benefit expense	$6,379	$4,497	$1,500	$1,420

	Pension Benefits		Post Retirement Benefits
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Service cost	$12,309	$11,908	$930	$840
Interest cost	14,111	13,522	1,791	1,806
Expected return on plan assets	(21,102)	(19,572)	—	—
Amortization of transition asset	2	2	552	552
Amortization of prior service cost	241	158	189	190
Settlements	3,450	900	—	—
Recognized net actuarial loss (gain)	3,748	2,076	(462)	(548)

Benefit expense	$12,759	$8,994	$3,000	$2,840

There is no required minimum contribution for 2009 to the Plan.
Huntington also sponsors other retirement plans, the most significant being the Supplemental Executive Retirement Plan and the Supplemental Retirement Income Plan. These plans are nonqualified plans that provide certain former officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $1.0 million and $0.8 million for the three-month periods ended June 30, 2009 and 2008, respectively. For the respective six-month periods, the cost was $1.8 million and $1.7 million.
Huntington has a defined contribution plan that is available to eligible employees. Huntington matches participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution is matched on the 4th and 5th percent of base pay contributed to the plan. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. For the six months ended June 30, 2009 and 2008, the cost of providing the plan was $3.1 million and $7.7 million.

Note 13 – Derivative Financial Instruments
A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 11. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counter party credit risk. At June 30, 2009, December 31, 2008, and June 30, 2008, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $42.4 million, $40.7 million, and $33.3 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.
At June 30, 2009, Huntington pledged $220.4 million cash collateral to various counterparties, while various other counterparties pledged $127.8 million to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington could be required to provide an additional $1.0 million in collateral.
Derivatives used in Asset and Liability Management Activities
The following table presents the gross notional values of derivatives used in Huntington’s Asset and Liability Management activities at June 30, 2009, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands )	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$8,805,000	$8,805,000
Deposits	801,525	—	801,525
Subordinated notes	675,000	—	675,000
Other long-term debt	35,000	—	35,000

Total notional value at June 30, 2009	$1,511,525	$8,805,000	$10,316,525

The following table presents additional information about the interest rate swaps and caps used in Huntington’s Asset and Liability Management activities at June 30, 2009:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(in thousands )	Value	(years)	Value	Receive	Pay
Asset conversion swaps
Receive fixed — generic	$8,805,000	1.6	$22,314	2.28%	0.57%

Total asset conversion swaps	8,805,000	1.6	22,314	2.28	0.57
Liability conversion swaps
Receive fixed — generic	1,511,525	4.5	56,044	3.12	0.68

Total liability conversion swaps	1,511,525	4.5	56,044	3.12	0.68

Total swap portfolio	10,316,525	2.1	78,358	2.40%	0.58%

				Weighted-Average
				Strike Rate
Purchased caps
Interest rate caps	200,000	0.1	—	5.50%

Total purchased caps	$200,000	0.1	$—	5.50%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase to net interest income of $42.2 million and $3.0 million for the three months ended June 30, 2009 and 2008, respectively. For the six months ended June 30, 2009 and 2008, the net amounts resulted in an increase to net interest income of $73.4 million and $2.1 million, respectively.

The following table presents the fair values at June 30, 2009, December 31, 2008, and June 30, 2008 of Huntington’s derivatives that are designated and not designated as hedging instruments under Statement No. 133. Amounts in the table below are presented without the impact of any net collateral arrangements.
Asset derivatives included in accrued income and other assets

	June 30,	December 31,	June 30,
(in thousands)	2009	2008	2008
Interest rate contracts designated as hedging instruments	$87,069	$230,601	$14,282
Interest rate contracts not designated as hedging instruments	284,902	436,131	124,490

Total contracts	$371,971	$666,732	$138,772

Liability derivatives included in accrued expenses and other liabilities

	June 30,	December 31,	June 30,
(in thousands)	2009	2008	2008
Interest rate contracts designated as hedging instruments	$8,711	$—	$82,736
Interest rate contracts not designated as hedging instruments	268,939	377,249	69,642

Total contracts	$277,650	$377,249	$152,378

Fair value hedges effectively convert deposits and subordinated and other long term debt from fixed rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.
The following table presents the increase or (decrease) to interest expense for the three months and six months ending June 30, 2009 and 2008, for derivatives designated as fair value hedges under Statement No 133:

Derivatives in fair		Increase (decrease) to interest expense
value hedging		Three months ended		Six months ended
relationships	Location of change in fair value recognized in earnings on	June 30,		June 30,
(in thousands)	derivative	2009	2008	2009	2008
Interest Rate Contracts
Deposits	Interest expense — deposits	$(757)	$(1,112)	$(1,103)	$(1,539)
Subordinated notes	Interest expense — subordinated notes and other long term debt	(7,305)	(4,729)	(13,651)	(6,742)
Other long term debt	Interest expense — subordinated notes and other long term debt	350	1,092	836	2,666

Total		$(7,712)	$(4,749)	$(13,918)	$(5,615)

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. In like fashion, certain LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.
To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in earnings.

The following table presents the gains and losses recognized in other comprehensive loss (OCL) and the location in the consolidated statements of income of gains and losses reclassified from OCL into earnings for the six months ending June 30, 2009 and 2008 for derivatives designated as effective cash flow hedges under Statement No 133:

				Amount of gain or
	Amount of gain or			(loss) reclassified
Derivatives in cash	(loss) recognized in			from accumulated
flow hedging	OCL on derivatives			OCL into earnings
relationships	(effective portion)		Location of gain or (loss) reclassified from accumulated	(effective portion)
(in thousands)	2009	2008	OCL into earnings (effective portion)	2009	2008
Interest rate contracts
Loans	$(41,450)	$(47,913)	Interest and fee income — loans and leases	$9,512	$(641)
FHLB Advances	1,338	(232)	Interest expense — FHLB Advances	3,744	(3,020)
Deposits	253	1,699	Interest expense — deposits	3,139	(7,481)
Subordinated notes	92	—	Interest expense — subordinated notes and other long term debt	(1,550)	(1,792)
Other long term debt	—	68	Interest expense — subordinated notes and other long term debt	(247)	(479)

Total	$(39,767)	$(46,378)		$14,598	$(13,413)

The following table details the gains recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as cash flow hedges for the three months and six months ending June 30, 2009 and 2008.

	Three months ended		Six months ended
Derivatives in cash flow hedging relationships	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Interest rate contracts
Loans	$(2,670)	$(443)	$1,642	$153
Derivatives Used in Trading Activities
Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.
The net fair values of these derivative financial instruments, for which the gross amounts are included in other assets or other liabilities, were $50.4 million, $41.9 million, and $47.3 million at June 30, 2009, December 31, 2008, and June 30, 2008. Changes in fair value of $2.6 million and $8.3 million for the three months ended June 30, 2009 and 2008 and $6.4 million and $20.0 million for the six months ended June 30, 2009 and 2008, respectively, were reflected in other noninterest income. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $9.8 billion, $10.9 billion, and $10.3 billion at June 30, 2009, December 31, 2008, and June 30, 2008, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $284.9 million, $429.9 million, and $145.4 million at the same dates, respectively.
Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges under Statement No. 133. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income. The total notional value of these derivative financial instruments at June 30, 2009, December 31, 2008, and June 30, 2008, was $4.8 billion, $2.2 billion, and $1.6 billion, respectively. The total notional amount at June 30, 2009 corresponds to trading assets with a fair value of $8.1 million and trading liabilities with a fair value of $26.5 million. The losses related to derivative instruments included in mortgage banking income for the three months ended June 30, 2009 and 2008 were $50.4 million and $21.0 million, respectively and for the six months ended June 30, 2009 and 2008 were $43.7 million and $36.9 million, respectively. Total MSR hedging losses for the three months ended June 30, 2009 and 2008, were $50.2 million and $40.3 million, respectively, and for the six months ended June 30, 2009 and 2008 were $40.9 million and $40.6 million and were also included in mortgage banking income.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.2 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.2 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.
In connection with the sale of Huntington’s remaining class B Visa shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of class B shares resulting from the Visa litigation. At June 30, the fair value of the swap liability of $7.1 million is an estimate of the exposure liability based upon probability-weighted potential Visa litigation losses.
Note 14 – Variable Interest Entities
Consolidated Variable Interest Entities
Consolidated variable interest entities at June 30, 2009 consist of New Trust (See Note 4) and loan securitizations. Loan securitizations include auto loan and lease securitization trusts formed in 2008, 2006, and 2000. Huntington has determined that the trusts are not qualified special purpose entities and, therefore, are variable interest entities (VIEs) based upon equity guidelines established in FIN 46R. Huntington owns 100% of the trusts and is the primary beneficiary of the VIEs, therefore, the trusts are consolidated. The carrying amount and classification of the trusts’ assets and liabilities included in the consolidated balance sheet are as follows:

	June 30, 2009
(in thousands)	New Trust	2008 Trust	2006 Trust	2000 Trust	Total
Assets
Cash	$—	$30,420	$290,033	$22,447	$342,900
Loans and leases	471,973	671,624	1,159,685	58,442	2,361,724
Allowance for loan and lease losses	—	(12,383)	(21,537)	(1,078)	(34,998)

Net loans and leases	471,973	659,241	1,138,148	57,364	2,326,726
Accrued income and other assets	51,655	4,267	6,196	226	62,344

Total assets	$523,628	$693,928	$1,434,377	$80,037	$2,389,070

Liabilities
Other long-term debt	$87,024	$528,418	$1,055,443	$—	$1,670,885
Accrued interest and other liabilities	10,008	789	11,761	—	22,558

Total liabilities	$97,032	$529,207	$1,067,204	$—	$1,693,443

The auto loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Trust Preferred Securities
Under FIN 46R, certain wholly-owned trusts are not consolidated. The trusts have been formed for the sole purpose of issuing trust preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s condensed consolidated balance sheet as subordinated notes. The trust securities are the obligations of the trusts and are not consolidated within Huntington’s balance sheet. A list of trust preferred securities outstanding at June 30, 2009 follows:

	Principal amount of	Investment in
	subordinated note/	unconsolidated
(in thousands)	debenture issued to trust(1)	subsidiary
Huntington Capital I	$138,816	$6,186
Huntington Capital II	60,093	3,093
Huntington Capital III	114,032	10
BankFirst Ohio Trust Preferred	23,323	619
Sky Financial Capital Trust I	65,440	1,856
Sky Financial Capital Trust II	30,929	929
Sky Financial Capital Trust III	77,974	2,320
Sky Financial Capital Trust IV	77,975	2,320
Prospect Trust I	6,186	186

Total	$594,768	$17,519

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.
Huntington’s investment in the unconsolidated trusts represents the only risk of loss.
During the second quarter of 2009, Huntington redeemed a portion of the junior subordinated debt associated with the outstanding trust preferred securities of Huntington Capital I, Huntington Capital II, and Huntington Capital III, for an aggregate of $96.2 million, resulting in a net pre tax gain of $67.4 million. This was reflected as a debt extinguishment in the condensed consolidated financial statements.
Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.
Low Income Housing Tax Credit Partnerships
Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings and to assist us in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.
Huntington does not own a majority of the limited partnership interests in these entities and is not the primary beneficiary. Huntington uses the equity method to account for the majority of its investments in these entities. These investments are included in accrued income and other assets. At June 30, 2009, we have commitments of $231.5 million of which $169.8 million are funded. The unfunded portion is included in accrued expenses and other liabilities.

Note 15 – Commitments and Contingent Liabilities
Commitments to extend credit
In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at June 30, 2009, December 31, 2008, and June 30, 2008, were as follows:

	June 30,	December 31,	June 30,
(in millions)	2009	2008	2008
Contract amount represents credit risk
Commitments to extend credit
Commercial	$6,232	$6,494	$6,233
Consumer	4,952	4,964	4,896
Commercial real estate	1,395	1,951	2,566
Standby letters of credit	703	1,272	1,644
Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.
Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $2.8 million, $4.5 million, and $4.3 million at June 30, 2009, December 31, 2008, and June 30, 2008, respectively.
Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At June 30, 2009, Huntington had $0.7 billion of standby letters of credit outstanding, of which 52% were collateralized. Included in this $0.7 billion total are letters of credit issued by the Bank that support $0.1 billion of securities that were issued by customers and remarketed by The Huntington Investment Company (HIC), the Company’s broker-dealer subsidiary. As a result of a change in credit ratings and pursuant to the letters of credit issued by the Bank, the Bank repurchased substantially all of these securities, net of payments and maturities, during the first six months of 2009.
Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with standby letters of credit. Under this risk rating system as of June 30, 2009, approximately $98.5 million of the standby letters of credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage.; approximately $560.7 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $43.7 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.
Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.
Commitments to sell loans
Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as held for sale. At June 30, 2009, December 31, 2008, and June 30, 2008, Huntington had commitments to sell residential real estate loans of $828.9 million, $759.4 million, and $577.0 million, respectively. These contracts mature in less than one year.

Income Taxes
The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, city and foreign jurisdictions. Federal income tax audits have been completed through 2005. Various state and other jurisdictions remain open to examination for tax years 2000 and forward.
The Internal Revenue Service, State of Ohio and state tax officials have proposed adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. It is possible that the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, we believe that the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.
Litigation
Between December 19, 2007 and February 1, 2008, two putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington and certain of its current or former officers and directors purportedly on behalf of purchasers of Huntington securities during the periods July 20, 2007 to November 16, 2007, or July 20, 2007 to January 10, 2008. These complaints seek to allege that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning Huntington’s financial results, prospects, and condition, relating, in particular, to its transactions with Franklin. On June 5, 2008, the two cases were consolidated into a single action. On August 22, 2008, a consolidated complaint was filed asserting a class period of July 19, 2007 through November 16, 2007. At this stage, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
Three putative derivative class action lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions. Huntington is named as a nominal defendant in each of these actions. At this stage of the lawsuits, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.
Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present. The complaints seek to allege breaches of fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to Huntington stock being offered as an investment alternative for participants in the Plan. The complaints sought money damages and equitable relief. On May 13, 2008, the three cases were consolidated into a single action. On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present. On February 9, 2009, the court entered an order dismissing with prejudice the consolidated lawsuit in its entirety. Because the case is currently being appealed, it is not possible for management to assess the probability of an eventual material adverse outcome, or reasonably estimate the amount of any potential loss at this time.
On May 7, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington (as successor in interest to Sky Financial), and certain of Sky Financial’s former officers on behalf of all persons who purchased or acquired Sky Financial common stock in connection with and as a result of Sky Financial’s October 2006 acquisition of Waterfield Mortgage Company. The complaint seeks to allege that the defendants violated Sections 11, 12, and 15 of the Securities Act of 1933 in connection with the issuance of allegedly false and misleading registration and proxy statements leading up to the Waterfield acquisition and their disclosures about the nature and extent of Sky Financial’s lending relationship with Franklin. On May 1, 2009, Plaintiff filed a stipulation dismissing the lawsuit with prejudice. The dismissal entry was approved by the Court on May 5, 2009, and the case is now terminated.

Note 16 – Parent Company Financial Statements
The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets	June 30,	December 31,	June 30,
(in thousands)	2009	2008	2008
ASSETS
Cash and cash equivalents (1)	$1,463,068	$1,122,056	$665,135
Due from The Huntington National Bank	552,481	532,746	31,481
Due from non-bank subsidiaries	289,443	338,675	331,627
Investment in The Huntington National Bank	3,012,016	5,274,261	5,664,014
Investment in non-bank subsidiaries	865,154	854,575	900,910
Accrued interest receivable and other assets	138,980	146,167	192,797

Total assets	$6,321,142	$8,268,480	$7,785,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$1,388	$1,852	$1,951
Long-term borrowings	637,434	803,699	852,169
Dividends payable, accrued expenses, and other liabilities	461,798	234,023	548,631

Total liabilities	1,100,620	1,039,574	1,402,751

Shareholders’ equity (2)	5,220,522	7,228,906	6,383,213

Total liabilities and shareholders’ equity	$6,321,142	$8,268,480	$7,785,964

(1)	Includes restricted cash of $125,000 at June 30, 2009 and December 31, 2008.

(2)	See page 94 for Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

	Three months ended		Six months ended
Statements of Income	June 30,		June 30,
(in thousands)	2009	2008	2009	2008
Income
Dividends from
Non-bank subsidiaries	$—	$3,000	9,250	16,845
Interest from
The Huntington National Bank	11,636	7,387	22,987	10,431
Non-bank subsidiaries	3,860	3,282	8,291	6,932
Other	67,749	65	67,569	598

Total income	83,245	13,734	108,097	34,806

Expense
Personnel costs	628	5,363	2,715	10,989
Interest on borrowings	8,527	10,686	17,917	23,241
Other	6,053	4,676	12,527	8,047

Total expense	15,208	20,725	33,159	42,277

Income (loss) before income taxes and equity in undistributed net income of subsidiaries	68,037	(6,991)	74,938	(7,471)
Income taxes	70,829	(3,698)	19,202	(13,190)

Income before equity in undistributed net income of subsidiaries	(2,792)	(3,293)	55,736	5,719
Increase (decrease) in undistributed net income of:
The Huntington National Bank	(133,061)	101,961	(2,593,366)	232,920
Non-bank subsidiaries	10,758	2,684	(20,672)	(10,219)

Net income	$(125,095)	$101,352	$(2,558,302)	$228,420

	Six months ended
Statements of Cash Flows	June 30,
(in thousands)	2009	2008
Operating activities
Net (loss) income	$(2,558,302)	$228,420
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	2,614,038	(222,701)
Depreciation and amortization	2,950	680
Change in other, net	188,997	138

Net cash provided by operating activities	247,683	6,537

Investing activities
Repayments from subsidiaries	78,527	349,898
Advances to subsidiaries	(333,448)	(161,584)

Net cash provided by (used in) investing activities	(254,921)	188,314

Financing activities
Payment of borrowings	(99,320)	(50,000)
Dividends paid on preferred stock	(56,905)	---
Dividends paid on common stock	(43,780)	(183,621)
Proceeds from issuance of preferred stock	—	550,849
Proceeds from issuance of common stock	548,255	(433)

Net cash used for financing activities	348,250	316,795

Change in cash and cash equivalents	341,012	511,646
Cash and cash equivalents at beginning of year	1,122,056	153,489

Cash and cash equivalents at end of year	$1,463,068	$665,135

Supplemental disclosure:
Interest paid	$17,917	$23,241

Note 17 – Segment Reporting
In the second quarter of 2009, Huntington reorganized its Regional Banking segment to reflect how its assets and operations are now managed. The Regional Banking line of business, which through March 31, 2009, had been managed geographically, is now managed on a product segment approach. The five distinct segments are: Retail and Business Banking, Commercial Banking, Commercial Real Estate, Auto Finance and Dealer Services (AFDS), and the Private Financial Group (PFG). A sixth group includes the Treasury function and other unallocated assets, liabilities, revenue, and expense. All periods have been reclassified to conform to the current period presentation.
Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.
Retail and Business Banking: This segment provides traditional banking products and services to consumer and small business customers located in its 11 operating regions within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and almost 1,400 ATMs, along with internet and telephone banking channels. It also provides certain services on a limited basis outside of these six states, including mortgage banking and small business administration (SBA) lending. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, as well as sales of investment and insurance services. At June 30, 2009, Retail and Business Banking accounted for 41% and 73% of consolidated loans and leases and deposits, respectively.
Commercial Banking: This segment provides a variety of banking products and services to customers within the Company’s primary banking markets who generally have larger credit exposures and sales revenues compared with its Retail and Business Banking customers. Commercial Banking products include commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities. The Commercial Banking team also serves customers that specialize in equipment leasing, as well as serves the commercial banking needs of government entities, not-for-profit organizations, and large corporations. Commercial bankers personally deliver these products and services by developing leads through community involvement, referrals from other professionals, and targeted prospect calling.
Commercial Real Estate: This segment serves professional real estate developers or other customers with real estate project financing needs within the Company’s primary banking markets. Commercial Real Estate products and services include CRE loans, cash management, interest rate protection products, and capital market alternatives. Commercial real estate bankers personally deliver these products and services by: (a) relationships with developers in the Company’s footprint who are recognized as the most experienced, well-managed, and well-capitalized, and are capable of operating in all phases of the real estate cycle (“top-tier developers”), (b) leads through community involvement, and (c) referrals from other professionals.
Auto Finance and Dealer Services (AFDS): This segment provides a variety of banking products and services to more than 2,000 automotive dealerships within the Company’s primary banking markets. During the first quarter of 2009, AFDS discontinued lending activities in Arizona, Florida, Tennessee, Texas, and Virginia. Also, all lease origination activities were discontinued during the 2008 fourth quarter. AFDS finances the purchase of automobiles by customers at the automotive dealerships; finances dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealership; finances dealership working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.

Private Financial Group (PFG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue results from the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services including credit and lending activities. PFG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, and interest rate risk management products. To serve high net worth customers, we use a unique distribution model that employs a single, unified sales force to deliver products and services mainly through Retail and Business Banking distribution channels.
In addition to the Company’s five business segments, the Treasury / Other group includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the five business segments. Assets in this group include investment securities and bank owned life insurance. Net interest income/(expense) includes the net impact of administering the Company’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to business segments. This group also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

Listed below are certain financial results by line of business. For the three months and six months ended June 30, 2009 and 2008, operating earnings were the same as reported earnings.

	Three Months Ended June 30,
	Retail &			Former
Income Statements	Business		Commercial	Regional				Treasury/	Huntington
(in thousands )	Banking	Commercial	Real Estate	Banking		AFDS	PFG	Other	Consolidated
2009
Net interest income	$258,833	$77,630	$45,856	$382,319		$32,063	$26,199	$(90,682)	$349,899
Provision for credit losses	(127,983)	(107,378)	(165,525)	(400,886)		(13,097)	(9,807)	10,083	(413,707)
Non interest income	128,465	20,546	166	149,177		17,151	61,597	38,020	265,945
Non interest expense	(206,993)	(37,552)	(6,128)	(250,673)		(26,150)	(58,612)	(4,547)	(339,982)
Income taxes	(18,313)	16,364	43,971	42,022		(3,488)	(6,782)	(19,002)	12,750

Operating / reported net income	$34,009	$(30,390)	$(81,660)	$(78,041)		$6,479	$12,595	$(66,128)	$(125,095)

2008
Net interest income	$243,711	$79,125	$42,736	$365,572		$36,976	$19,717	$(32,399)	$389,866
Provision for credit losses	(53,038)	(26,953)	(30,522)	(110,513)		(7,152)	(3,148)	—	(120,813)
Non interest income	118,070	23,669	4,367	146,106		14,795	64,309	11,220	236,430
Non interest expense	(196,345)	(40,110)	(6,986)	(243,441)		(30,318)	(61,461)	(42,583)	(377,803)
Income taxes	(39,339)	(12,506)	(3,358)	(55,203)		(5,005)	(6,796)	40,676	(26,328)

Operating / reported net income	$73,059	$23,225	$6,237	$102,521		$9,296	$12,621	$(23,086)	$101,352

	Six Months Ended June 30,
	Retail &			Former
Income Statements	Business		Commercial	Regional				Treasury/	Huntington
(in thousands of dollars)	Banking	Commercial	Real Estate	Banking		AFDS	PFG	Other	Consolidated
2009
Net interest income	$510,682	$153,725	$90,126	$754,533		$71,153	$48,373	$(186,655)	$687,404
Provision for credit losses	(219,076)	(158,781)	(262,932)	(640,789)		(57,105)	(19,396)	11,746	(705,544)
Non-Interest income	253,998	44,849	1,105	299,952		27,065	125,498	52,532	505,047
Non-Interest expense, excluding goodwill impairment	(407,072)	(70,136)	(12,693)	(489,901)		(55,744)	(119,336)	(37,826)	(702,807)
Goodwill impairment	—	—	—	(2,573,818	)(1)	—	(28,895)	(4,231)	(2,606,944)
Income taxes	(48,486)	10,620	64,538	26,672		5,121	(2,185)	234,934	264,542

Operating / reported net income	$90,046	$(19,723)	$(119,856)	$(2,623,351)		$(9,510)	$4,059	$70,500	$(2,558,302)

2008
Net interest income	$477,709	$159,716	$86,368	$723,793		$74,888	$39,405	$(71,396)	$766,690
Provision for credit losses	(93,691)	(25,401)	(60,911)	(180,003)		(24,417)	(5,043)	—	(209,463)
Non-Interest income	204,062	48,936	8,265	261,263		27,476	131,748	51,695	472,182
Non-Interest expense	(399,945)	(79,617)	(14,178)	(493,740)		(55,870)	(126,624)	(72,050)	(748,284)
Income taxes	(65,847)	(36,272)	(6,840)	(108,959)		(7,727)	(13,820)	77,801	(52,705)

Operating / reported net income	$122,288	$67,362	$12,704	$202,354		$14,350	$25,666	$(13,950)	$228,420

(1)	Represents the 2009 first quarter goodwill impairment charge associated with the former Regional Banking segment. The allocation of this amount to the new business segments was not practical.

	Assets at			Deposits at
	June 30,	December 31,	June 30,	June 30,	December 31,	June 30,
(in millions)	2009	2008	2008	2009	2008	2008

Retail & Business Banking	$18,318	$18,230	$18,573	$27,852	$27,314	$26,238
Commercial Banking	8,448	8,883	8,741	5,614	5,180	6,495
Commercial Real Estate	6,906	7,116	6,693	404	433	495
AFDS	5,182	6,376	6,413	84	68	59
PFG	3,389	3,242	2,963	2,728	1,777	1,695
Treasury / Other	9,154	7,618	9,061	2,483	3,171	3,142
Unallocated goodwill (1)	—	2,888	2,890	—	—	—

Total	$51,397	$54,353	$55,334	$39,165	$37,943	$38,124

(1)	Represents the balance of goodwill associated with the former Regional Banking business segment. The allocation of these amounts to the new business segments is not practical.